Exhibit 21

List of Subsidiaries

North Valley Bank

North Valley Trading Company (inactive)

North Valley Capital Trust II (unconsolidated)

North Valley Capital Trust III (unconsolidated)

North Valley Capital Statutory Trust IV (unconsolidated)